UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2015

COLUCID PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37358	20-3419541
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

222 Third Street,
Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(857) 285-6495

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2015, our board of directors elected Mark Corrigan M.D. to serve as a director, filling a vacancy created by the resignation of Richard Markham effective October 27, 2015. Dr. Corrigan will serve as a class II director of our company with a term expiring at our annual meeting of stockholders to be held in 2017. In addition, Dr. Corrigan was elected as chairman of the compensation committee of the board and will also serve on the nominating and corporate governance committee of the board.

Dr. Corrigan serves as a director of EPIRUS Biopharmaceuticals, Inc., where he served as a director since December 2009 and as the chairman of the board since 2014. Dr. Corrigan also serves on the board of directors of Cardiome Pharma Corp., a publicly traded cardiovascular therapeutics company, and on the compensation committee, since 2015. He served as president and chief executive officer of Zalicus, Inc., a predecessor of EPIRUS Biopharmaceuticals, from January 2010 until the two companies merged in July 2014. He was Executive Vice President, Research & Development of Sunovion Pharmaceuticals Inc. (formerly Sepracor Inc.) from April 2003 until December 2009. Prior to joining Sunovion Pharmaceuticals, Dr. Corrigan spent 10 years with Pharmacia & Upjohn, Inc., most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan served on the board of directors of Cubist Pharmaceuticals, Inc. (acquired by Merck & Co., Inc.), a publicly traded biopharmaceutical company, where he served on the audit committee, from 2008 until 2015. Dr. Corrigan served on the board of directors of Avanir Pharmaceuticals (acquired by Otsuka Pharmaceutical Company, Ltd.), a publicly traded company, where he was chairman of the Scientific Committee, and served on the nominating and corporate governance committee, from 2014 until 2015. Our board of directors believes that Dr. Corrigan is qualified to serve as a director based on his medical expertise, his experience as president and chief executive officer of Zalicus and his experience as an officer and director of other pharmaceutical companies, which brings him a great breadth and depth of relevant business, industry, medical, scientific and board skills and experiences, judgment and integrity, as well as reputation in his profession, diversity of background, education and leadership ability.

Dr. Corrigan will receive compensation pursuant to our Non-Employee Director Compensation Policy and equity compensation as set forth in our Non-Employee Director Compensation Policy. Dr. Corrigan will be granted a stock option with a term of ten years to purchase up to a pro rata portion of $45,000, such pro rata portion based on the number of days Dr. Corrigan will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders, based on a grant date fair value computed in accordance with FASB ASC 718 at an exercise price per share equal to the closing price of our common stock on the Nasdaq Global Market on the grant date, with the option vesting in a single installment on the date of our 2016 annual meeting of stockholders subject to the condition that Dr. Corrigan remains a director as of that date. In addition, Dr. Corrigan shall receive cash compensation consisting of an annual cash retainer of $40,000 per year for service on the board and $10,000 per year for serving as compensation committee chair, each prorated for his first year of service. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings.

A copy of the press release announcing Dr. Corrigan’s appointment to the board is included as Exhibit 99 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99	Press Release dated October 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUCID PHARMACEUTICALS, INC.

Date: October 27, 2015	By:	/s/ Thomas P. Mathers
Thomas P. Mathers
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

99	Press Release dated October 27, 2015	Filed electronically